Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Financial Results

IRVINE, California — December 2, 2014—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced financial results for the second quarter of fiscal year 2015 ended September 27, 2014.

Highlights for the second quarter ended September 27, 2014, compared to the second quarter ended September 28, 2013 were as follows:

•                  Net sales increased 11.7% to $86.4 million;

•                  Same store sales, which include e-commerce sales, increased 7.3%;

•                  Net income was $0.9 million, or $0.05 per diluted share, compared to a net loss of ($1.4) million or ($0.07) per share; and,

•                  Pro forma adjusted net income(1) was $2.4 million, or $0.09 per diluted share compared to $0.9 million, or $0.04 per diluted share.

(1) Pro forma adjusted net income is a non-GAAP measure. A reconciliation of GAAP net income to this measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Jim Conroy, Chief Executive Officer, commented, “We are pleased to have delivered another quarter of strong operating results.  This quarter marks our 20th consecutive quarter of same store sales increases, demonstrating that our offering continues to resonate with a broad and loyal audience of passionate western and country enthusiasts as well as workers seeking dependable products for their everyday needs.”

Conroy continued, “Shortly after the end of the quarter, we reached a significant milestone by completing our initial public offering (“IPO”).  As a result of our successful IPO, we have strengthened our capital structure to provide the financial flexibility to accelerate the growth of our business.  We believe there are significant opportunities to expand our business, store base and customer reach, and we are excited about what the future holds for Boot Barn and our shareholders.”

Operating Results for the Second Quarter Ended September 27, 2014

•                  Net sales increased 11.7% to $86.4 million from $77.4 million in the second quarter of fiscal 2014; same store sales, which include e-commerce sales, increased 7.3%.  Net sales also increased due to contributions from 11 new stores opened between the third quarter of fiscal 2014 and the second quarter of fiscal 2015.

•                  Gross profit was $27.8 million or 32.1% of net sales, compared to adjusted gross profit of $24.3 million or 31.5% of net sales in the prior year period, which excludes $0.6 million of one-time costs associated with the Baskins Acquisition. Gross profit, as a percentage of net sales, increased 60 basis points on an adjusted basis driven by an improvement in net merchandise margin, offset by increases in store occupancy and depreciation, and procurement and distribution costs.

•                  Income from operations was $4.4 million, which included $0.9 million in non-recurring expenses related to a potential acquisition that the Company chose not to pursue.  This compares to a loss from operations of ($0.1) million in the prior year period, which included $2.5 million of expenses related to the Baskins Acquisition and a $0.3 million loss on disposal of assets. Excluding the above noted items, adjusted income from operations was $5.3 million or 6.1% of net sales, compared to $2.6 million or 3.4% of net sales in the prior year period.

•                  The Company opened three new stores and ended the quarter with 158 stores in 24 states.

•                  Net income for the second quarter of fiscal 2015 was $0.9 million, or $0.05 per diluted share, compared to a net loss of ($1.4) million or ($0.07) per share in the prior year period.  Pro forma adjusted net income was $2.4 million, or $0.09 per diluted share compared to $0.9 million, or $0.04 per diluted share in the prior year period.

A reconciliation of the above non-GAAP financial measures to their nearest GAAP financial measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Operating Results for the Six Months Ended September 27, 2014

•                  Net sales increased 19.0% to $168.9 million from $141.9 million in the prior year period; same store sales, which include e-commerce sales, increased 7.4%.  Net sales for the six months ended September 27, 2014 also included a six month sales contribution from the Baskins stores, which the Company acquired in May 2013, compared to a four month sales contribution in the prior year period.

•                  Gross profit was $54.6 million or 32.4% of net sales, compared to adjusted gross profit of $46.8 million or 33.0% of net sales in the prior year period, which excludes $0.8 million of one-time costs associated with the Baskins Acquisition.  Gross profit, as a percentage of net sales, decreased 60 basis points on an adjusted basis driven by increases in store occupancy and depreciation, procurement and distribution costs offset by an improvement in net merchandise margin.

•                  Income from operations was $9.8 million, which included $0.9 million in non-recurring expenses related to a potential acquisition that the Company chose not to pursue and a $0.1 million loss on disposal of assets.  This compares to income from operations of $2.6 million in the prior year period, which included $3.6 million of expenses related to the Baskins acquisition and a $0.3 million loss on disposal of assets.  Excluding the above noted items, adjusted income from operations was $10.7 million or 6.4% of net sales, compared to $6.5 million or 4.6% of net sales in the prior year period.

•                  The Company opened six new stores in the twenty-six week period.

•                  Net income was $2.4 million, or $0.05 per diluted share compared to a net loss of ($2.8) million or ($0.15) per share for the prior year period.  Pro forma adjusted net income was $4.6 million, or $0.18 per diluted share compared to $2.7 million or $0.11 per diluted share in the prior year period.  Pro forma adjusted net income per share excludes the effect of a cash payment of $1.4 million, or $0.06 per diluted share, to holders of vested stock options in the first quarter of fiscal 2015.

A reconciliation of the above non-GAAP financial measures to their nearest GAAP financial measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Balance Sheet Highlights as of September 27, 2014

•                  Cash: $1.4 million

•                  Total debt (pre-IPO):  $181.5 million

•                  Total liquidity (cash plus availability on $70 million revolving credit facility ): $19.5 million

Subsequent Events

On November 4, 2014, Boot Barn successfully completed its initial public offering (“IPO”) at $16.00 per share.  The Company sold 5,750,000 shares of common stock, including 750,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares.  Total net proceeds received by the Company, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $82.5 million.  Following the completion of its IPO, the Company repaid approximately $81.9 million of its existing term loan and paid approximately $0.6 million in pre-payment fees.  After this loan repayment, cash and cash equivalents were $1.4 million, and there was $47.5 million outstanding on the Company’s term loan facility.

In connection with the term loan repayment, the Company amended its revolving credit facility with PNC Bank, NA and term loan facility with Golub Capital LLC.  Among other things, the term loan amendment lowered the LIBOR floor from 1.25% to 1.0%.  For additional detail, please see the Company’s filing on Form 8-K dated November 6, 2014.

Fiscal Year 2015 Outlook

The Company currently anticipates the following for its fiscal year 2015 (ended March 28, 2015):

•                  Same store sales growth, including e-commerce sales, of mid-single digits;

•                  The opening of 17 new stores;

•                  Income from operations between $31 million and $33 million;

•                  Net income of $11.9 million to $13.1 million, or $0.52 to $0.57 per diluted share based on an estimated 22.9 million weighted average diluted shares outstanding; and

•                 Pro forma adjusted net income of $16.3 million to $17.5 million, or $0.62 to $0.66 per diluted share based on an estimated 26.3 million weighted average diluted shares outstanding. Pro forma adjusted net income has been adjusted to include the full year impact of the initial public offering and subsequent repayment of a portion of the existing term loan.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal 2015 is scheduled for today, December 2, 2014, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at www.bootbarn.com. Please visit the Web site and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 16, 2014, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13596238. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. With 165 stores in 25 states today, the Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands.  For more information, visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share to help the Company describe its operating and financial performance.  These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, , actual income from operations, actual net income (loss), and actual basic and diluted earnings per share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other issuers. The Company’s management believes that these non-GAAP financial measures provide investors with transparency by helping illustrate the financial results to exclude items that may not be indicative of, or are unrelated to, the Company’s core operating results, providing a better baseline for analyzing trends in the underlying business. See the tables at the end of this press release for a reconciliation of adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share to net income to their nearest GAAP financial measure.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: declines in consumer spending or changes in consumer preferences and the

Company’s ability; to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the registration statement filed by the Company with the SEC in connection with the Company’s IPO. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements.  Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 27, 2014	March 29, 2014

Assets
Current assets:
Cash and cash equivalents	$1,381	$1,118
Accounts receivable	1,839	2,191
Inventories	119,447	102,702
Prepaid expenses and other current assets	13,654	8,685
Total current assets	136,321	114,696
Property and equipment, net	23,485	21,450
Goodwill	93,097	93,097
Intangible assets, net	58,410	59,723
Other assets	3,078	2,897
Total assets	$314,391	$291,863

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$51,856	$28,624
Accounts payable	42,328	36,029
Accrued expenses and other current liabilities	21,234	20,763
Current portion of notes payable	1,308	1,000
Total current liabilities	116,726	86,416
Deferred taxes	20,341	19,960
Long-term portion of notes payable	128,365	98,500
Other liabilities	2,407	2,412
Total liabilities	267,839	207,288

Stockholders’ equity:
Common stock, $0.0001 par value; September 27, 2014 - 100,000 shares authorized, 19,929 shares issued and outstanding; March 29, 2014 and September 28, 2013 - 100,000 shares authorized, 18,929 shares issued and outstanding	2	2
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	44,197	78,834
Retained earnings	2,353	1,652
Total Boot Barn Holdings, Inc. stockholders’ equity	46,552	80,488
Non-controlling interest	—	4,087
Total stockholders’ equity	46,552	84,575
Total liabilities and stockholders’ equity	$314,391	$291,863

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013

Net sales	$86,384	$77,370	$168,881	$141,944
Cost of goods sold	58,631	53,207	114,238	95,353
Amortization of inventory fair value adjustment	—	434	—	579
Total cost of goods sold	58,631	53,641	114,238	95,932
Gross profit	27,753	23,729	54,643	46,012
Operating expenses:
Selling, general and administrative expenses	23,371	23,857	44,868	42,705
Acquisition-related expenses	—	4	—	671
Total operating expenses	23,371	23,861	44,868	43,376
Income (loss) from operations	4,382	(132)	9,775	2,636
Interest expense, net	2,821	2,206	5,578	7,284
Other income, net	7	3	25	11
Income (loss) before income taxes	1,568	(2,335)	4,222	(4,637)
Income tax expense (benefit)	624	(875)	1,865	(1,733)
Net income (loss)	944	(1,460)	2,357	(2,904)
Net income (loss) attributed to non-controlling interest	—	(73)	4	(145)
Net income (loss) attributed to Boot Barn Holdings, Inc.	$944	$(1,387)	$2,353	$(2,759)

Net income (loss) per share:
Basic shares	$0.05	$(0.07)	$0.05	$(0.15)
Diluted shares	$0.05	$(0.07)	$0.05	$(0.15)
Weighted average shares outstanding:
Basic shares	19,929	18,929	19,539	18,929
Diluted shares	20,552	18,929	20,121	18,929

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 27,	September 28,
	2014	2013

Cash flows from operating activities
Net income (loss)	$2,357	$(2,904)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,819	1,794
Stock-based compensation	920	593
Amortization of intangible assets	1,313	1,926
Amortization of deferred loan fees	371	2,227
Loss on disposal of property and equipment	86	291
Accretion of above market leases	(90)	(119)
Deferred taxes	381	338
Amortization of inventory fair value adjustment	—	579
Changes in operating assets and liabilities:
Accounts receivable	352	402
Inventories	(16,745)	(13,984)
Prepaid expenses and other current assets	(4,969)	(4,021)
Other assets	168	(144)
Accounts payable	5,992	1,207
Accrued expenses and other current liabilities	471	3,532
Other liabilities	49	291
Net cash used in operating activities	(6,525)	(7,992)

Cash flows from investing activities
Purchases of property and equipment	(4,597)	(5,041)
Purchase of trademark rights	—	(100)
Acquisition of business, net of cash acquired	—	(13,980)
Net cash used in investing activities	(4,597)	(19,121)

Cash flows from financing activities
Line of credit - net	23,232	20,361
Proceeds from loan borrowings	30,750	100,000
Repayments on debt and capital lease obligations	(615)	(69,531)
Debt issuance fees	(682)	(3,185)
Dividends paid	(41,300)	—
Repayment of debt in connection with acquisition	—	(20,078)
Net cash provided by financing activities	11,385	27,567

Net increase in cash and cash equivalents	263	454
Cash and cash equivalents, beginning of period	1,118	1,190
Cash and cash equivalents, end of period	$1,381	$1,644

Boot Barn Holdings, Inc.

Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share, with the most directly comparable GAAP financial measures of actual gross profit, actual income from operations, actual net income (loss), and diluted earnings per share.

	Thirteen weeks ended		Twenty-six weeks ended
	September 27,	September 28,	September 27,	September 28,
(Dollars in thousands)	2014	2013	2014	2013
Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$27,753	$23,729	$54,643	$46,012
Amortization of inventory fair value adjustment (a)	—	434	—	579
Acquisition-related integration costs (b)	—	183	—	183
Adjusted gross profit	$27,753	$24,346	$54,643	$46,774

Reconciliation of GAAP income (loss) from operations to adjusted income from operations
Income (loss) from operations, as reported	$4,382	$(132)	$9,775	$2,636
Amortization of inventory fair value adjustment (a)	—	434	—	579
Acquisition-related expenses (c)	—	4	—	671
Acquisition-related integration costs (b)	—	2,022	—	2,365
Loss on disposal of assets (d)	24	291	86	291
Other unusual or non-recurring expenses (e)	864	—	864	—
Adjusted income from operations	$5,270	$2,619	$10,725	$6,542

Reconciliation of GAAP net income (loss) attributed to Boot Barn Holdings, Inc. to pro forma adjusted net income (loss) attributed to Boot Barn Holdings, Inc.
Net income (loss) attributed to Boot Barn Holdings, Inc., as reported	$944	$(1,387)	$2,353	$(2,759)
Amortization of inventory fair value adjustment (a)	—	434	—	579
Acquisition-related expenses (c)	—	4	—	671
Acquisition-related integration costs (b)	—	2,022	—	2,365
Loss on disposal of assets (d)	24	291	86	291
Other unusual or non-recurring expenses (e)	864	—	864	—
Interest expense, as reported	2,821	2,206	5,578	7,284
Pro forma interest expense (f)	(1,210)	(1,210)	(2,420)	(2,420)
Provision for income taxes, as reported	624	(875)	1,865	(1,733)
Pro forma adjusted provision for income taxes	(1,619)	(556)	(3,678)	(1,599)
Pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$2,448	$929	$4,648	$2,679

Reconciliation of adjusted net income (loss) per share
Net income (loss) per share, diluted:
Net Income (loss) per share, as reported	$0.05	$(0.07)	$0.05	$(0.15)
Adjustments	0.04	0.11	0.07	0.26
Net income per share paid to vested option holders (g)	—	—	0.06	—
Pro forma adjusted net income per share, diluted	$0.09	$0.04	$0.18	$0.11

Weighted average diluted shares outstanding, as reported	20,552	18,929	20,121	18,929
The effect of dilutive potential common shares due to reporting adjusted net income	—	311	—	265
Pro forma effect of shares issuances in IPO (h)	5,750	5,750	5,750	5,750
Pro forma adjusted diluted weighted average shares	26,302	24,990	25,871	24,944

	FY 2015 Outlook
(Dollars in millions)	Low	High

Reconciliation of forecasted GAAP net income attributed to Boot Barn Holdings, Inc. to forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net income guidance	$11.9	$13.1
Loss on disposal of assets	0.1	0.1
Other unusual or non-recurring expenses (e)	0.9	0.9
Interest expense	11.2	11.2
Pro forma interest expense (f)	(4.8)	(4.8)
Provision for income taxes	7.9	8.7
Pro forma adjusted provision for income taxes	(10.9)	(11.7)
Forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$16.3	$17.5

(a) Represents the amortization of purchase-accounting adjustments that increased the value of inventory acquired to its fair value.

(b) Represents certain store integration, remerchandising and corporate consolidation costs incurred in connection with the integration of Baskins, which we acquired in May 2013.

(c) Acquisition costs include direct costs and fees related to the acquisition of Baskins in May 2013.

(d) Loss on disposal of assets in the prior year period includes assets written off as part of the rebranding of RCC stores.

(e) Represents professional fees and expenses incurred in connection with other acquisition activity.

(f) The net decrease in interest expense resulting from a reduction in our LIBOR floor and our pay down of principal balance on our term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.

(g)  In April 2014, holders of vested stock options received a cash payment of $1.4 million, which the Company deducted from net income for purposes of the earnings per share calculation to determine the net income available to common shareholders.  The Company has added this payment to net income in order to calculate diluted earnings per share.

(h) These shares represent shares issued at the time of the IPO and are shown as if they had been issued on March 31, 2013.

Boot Barn Holdings, Inc.

Store Count

							Through
		September 28,	December 28,	March 29,	June 28,	September 27,	December 2,
	June 26, 2013	2013	2013	2014	2014	2014	2014
Store Count (BOP)	117	149	151	155	152	155	158
Opened / Acquired	32	2	5	—	3	3	7
Closed	—	—	(1)	(3)	—	—	—
Store Count (EOP)	149	151	155	152	155	158	165